December 22, 1995

To the Trustees of
The Pierpont International Equity Fund
The Pierpont Emerging Markets Equity Fund
The Pierpont Bond Fund
The Pierpont Short Term Bond Fund
The Pierpont Treasury Money Market Fund

     In planning and performing our audits of the financial statements of The Pierpont International Equity Fund, The Pierpont Treasury Money Market Fund, The Pierpont Short Term Bond Fund, The Pierpont Emerging Markets Equity Fund and The Pierpont Bond Fund (the "Funds"), separate series of The Pierpont Funds, for the year ended October 31, 1995, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the internal control structure.

     The management of the Funds is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are appropriately safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

     Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

     Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1995.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP